Exhibit 10.3

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 1st day of September, 2010, by and between IVAX Diagnostics, Inc. a Delaware corporation (the “Company”), and Arthur Levine (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated effective as of April 5, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby mutually agree as follows:

1.           Scope of Employment. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as Chief Financial Officer and Vice President of Finance of the Company. The Executive shall have the customary responsibilities and authority of such positions and shall perform such duties consistent with the responsibilities of such positions as may be determined and assigned to the Executive by the Chairman of the Board of Directors of the Company (the “Chairman”). The Executive shall devote his best efforts and his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company.”

2.           Base Salary.  The first sentence of Section 2(a) of the Employment Agreement is hereby amended to delete the dollar amount of “$135,000” and to replace it with the dollar amount of “$170,000”.

3.           Termination. The final paragraph of Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating this Agreement and the Executive’s employment hereunder. Only in the case of conduct described in paragraph (iv) above, Cause will not be considered to exist unless the Executive is given thirty (30) days after the date of such written notice to cure such breach to the reasonable satisfaction of the Chairman. If the Executive cures such breach to the reasonable satisfaction of the Chairman within such thirty (30) day period, then the Company shall not be entitled to terminate this Agreement and the Executive’s employment hereunder for Cause.”

4.          Miscellaneous.  The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles.  Except as specifically amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Executive has duly executed this Amendment as of the day and year first above set forth.

COMPANY:		EXECUTIVE:

IVAX Diagnostics, Inc.

By:	/s/ Kevin Clark	/s/ Arthur Levine
Name: Kevin Clark		Arthur Levine
Title: Chief Executive Officer/Chief Operating Officer